Exhibit 99.1

BLOGGERWAVE ENGAGES LEADING DANISH PROGRAMMING HOUSE TO EXPAND AND UPGRADE THE COMPANY'S SOFTWARE FOR BLOGGER COMMUNITY

MOUNTAIN VIEW, CA--(Marketwire - 04/21/10) - Bloggerwave Inc. ("Bloggerwave") (OTC.BB:BLGW - News), an innovative commercial blogging company, announced today that it has engaged Propeople, a leading programming company, to develop the second generation of the Bloggerwave website.

Ulrik Thomson, Bloggerwave Director, said, "Propeople is one of the best programming houses in Denmark. We are engaging them to expand the capabilities of our website to operate more and better commercial campaigns and provide more services for our blogging community. We will become a complete marketplace for bloggers, and members of our network will have many innovative ways of creating and enhancing their blogging campaigns. These new-generation capabilities will ensure that Bloggerwave remains the go-to place if you have a blog and you want to make it profitable. We expect to have this up and running in about three months."

For more information about Propeople, please visit www.wearepropeople.com.

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors. The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com